Exhibit 5.1

Loeb&Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Direct310.282.2000 Main310.282.2000 Fax310.282.2000

December 28, 2017

Smith Micro Software, Inc. 51 Columbia Aliso Viejo, California 92656

Ladies and Gentlemen:

We have acted as counsel to Smith Micro Software, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-221196) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling securityholders listed therein of (i) up to 4,824,562 shares of the Company’s common stock, $0.001 par value per share, issuable upon conversion of the Company’s Series B 10% Convertible Preferred (the “Series B Preferred Stock”) and (ii) up to 1,206,000 shares of common stock issuable upon the optional conversion of dividends payable under the Series B Preferred Stock (collectively, the “Conversion Shares”).

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the (i) Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to date, (iii) the By-Laws of the Company and (iv) certain records of the Company’s corporate proceedings. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

Based upon the foregoing, we are of the opinion that the Conversion Shares have been duly authorized by the Company and, when issued and paid for upon conversion of the Series B Preferred Stock, will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the

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December 28, 2017 Page 2

category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Sincerely yours,

/s/ LOEB & LOEB LLP